Pacific Select Fund Managed Bond Portfolio
Proxy Voting Records
7/1/03-6/30/04

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Notification  	Security Issuer 		Cusip 		Meeting		Item Desc					Proposal Vote	Voting 	Mgmt
Date		Name						Date								by	(Y/N?)	Cast	Rec
05/13/04	Williams Co.			968905AA7	N/A		Consent to the proposed amendments in the
										Indenture					Issuer	Y	For	For
07/11/03	CMS Panhandle Holding Co.	12589YAB5	N/A		Consent to the amendments in the Indenture	Issuer	Y	For	For
07/11/03	CMS Panhandle Holding Co.	12589YAF6	N/A		Consent to the amendments in the Indenture	Issuer	Y	For	For
07/25/03	Orange PLC			685211AE4	N/A		Consent to the amendments in the Indenture	Issuer	Y	For	For
07/11/03	Washington Mutual 		929227TS5	07/18/03	Consent to Amend Pooling And Service Agreement	Issuer	Y	For	For
09/02/03	Pacific Gas & Electric		694308FT9	09/29/03	Consent to proposed settlement agreement	Issuer	Y	For	For
11/21/03	QWEST				74913EAN0	N/A		Consent to the amendments in the Indenture	Issuer	Y	Abstain	Abstain
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